Exhibit 99.1

            Mueller Industries, Inc. Reports Third Quarter Earnings

    MEMPHIS, Tenn., Oct. 14 /PRNewswire-FirstCall/ --

    Quarterly and Year-to-Date Earnings

    Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), today announced the Company's results for the third quarter and the nine months ended September 27, 2003. For the third quarter ended September 27, 2003, earnings per diluted share from continuing operations were 53 cents compared with 70 cents for the third quarter of 2002. Income from continuing operations for the third quarter was $19.7 million compared with $25.8 million for the third quarter of fiscal 2002. Net sales for the three months ended September 27, 2003, were $251.1 million compared with net sales of $227.3 million for the third quarter of 2002. The results include income tax benefits that are discussed below.

    Net sales in the first nine months of 2003 were $731.3 million compared with sales of $736.9 million in the 2002 period. Year-to-date, income from continuing operations was $33.2 million compared with $62.4 million for the same period of 2002. Earnings per diluted share from continuing operations were 89 cents for the first nine months of 2003 compared with $1.68 reported a year ago.

    Discussion of Income Taxes

    During the third quarter of 2003, the Company recognized a deferred income tax benefit related to a 1999 tax operating loss that resulted from the sale of a subsidiary in that tax year. Without this deferred income tax benefit, the Company's income from continuing operations would have been approximately $10.4 million, or 28 cents per diluted share.

    In the prior year third quarter, the Company sold the Utah Railway Company. This transaction generated a capital gain for income tax purposes. Without this capital gain and the income tax benefits related to the transaction, the Company's income from continuing operations would have been approximately $13.1 million, or 36 cents per diluted share.

    Financial and Operating Highlights
    Regarding the third quarter results, Mr. Karp said:

    * "Gross profit increased to $49.1 million in the third quarter of 2003 which is the best performance in the last four quarters.
    * "Mueller ended the quarter with $219.3 million of cash on hand. Our cash position significantly exceeds our total debt of $15.2 million.
    * "Our current ratio is nearly 5 to 1 and our working capital is $432.4 million.
    * "We shipped approximately 175.0 million pounds of product versus 164.4 million pounds in the third quarter of 2002.
    * "Our Standard Products Division posted operating earnings of $15.6 million, compared with $19.2 million in the third quarter of 2002. Standard Products Division's net sales were $184.3 million for the quarter, compared with $161.2 million for the same period a year ago. Improvements over the preceding quarter are primarily due to copper tube as volume and spreads have increased.
    * "Mueller's Industrial Products Division posted operating earnings of $2.9 million during the third quarter on sales of $70.1 million, which compares with operating earnings of $4.6 million from sales of $67.9 million during the third quarter of 2002.
    * "Our European operations continued to be profitable. Volumes are up over last year as well as the first and second quarters of 2003."

    Business Outlook

    Discussing the business outlook, Mr. Karp said, "We are cautiously optimistic that the fourth quarter will be one of improvement as the positive trend of profit margins appears to be in place. Our long standing strategy of being the low cost manufacturer means that we are well positioned to take advantage of growth in demand and margins."

    Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the Company's SEC filings.

    Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, and Great Britain.

                             MUELLER INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                 For the Quarter    For the Nine Months
                                      Ended                 Ended
                                Sept. 27,  Sept. 28, Sept. 27,  Sept. 28,
                                  2003      2002      2003         2002
                                   (Unaudited)            (Unaudited)

    Net sales                   $251,053  $227,294  $731,296    $736,854

    Cost of goods sold           201,960   176,302   597,336     569,459
    Depreciation and
     amortization                  9,777     9,277    29,239      27,516
    Selling, general, and
     administrative expense       24,301    21,280    71,172      65,635

    Operating income              15,015    20,435    33,549      74,244
    Interest expense                (267)     (320)     (870)     (1,156)
    Environmental expense           (306)     (483)     (770)       (888)
    Other income, net                826     1,104     3,565       4,144

    Income from continuing
     operations
     before income taxes          15,268    20,736    35,474      76,344
    Income tax benefit
     (expense)                     4,469     5,086    (2,298)    (13,941)

    Income from continuing
     operations                   19,737    25,822    33,176      62,403

    Loss from operation of
     discontinued operations,
     net of income taxes              --      (313)     (539)      (493)
    Gain on disposition of
     discontinued operations,
     net of income taxes           1,699    21,123     1,699      21,123

    Net income                   $21,436   $46,632   $34,336     $83,033

    Earnings (loss) per share:
        Basic earnings (loss)
         per share:
           Weighted average
            shares outstanding    34,267    34,269    34,260      33,905

              From continuing
               operations          $0.58     $0.75     $0.97       $1.84
              From discontinued
               operations             --     (0.01)    (0.02)      (0.01)
              From gain on
               disposition of
               discontinued
               operations           0.05      0.62      0.05        0.62

           Basic earnings per
            share                  $0.63     $1.36     $1.00       $2.45

        Diluted earnings (loss)
         per share:
            Weighted average
             shares outstanding
             plus assumed
             conversions          36,857    36,837    36,787      37,123

              From continuing
               operations          $0.53     $0.70     $0.89       $1.68
              From discontinued
               operations             --        --     (0.01)      (0.01)
              From gain on
               disposition of
               discontinued
               operations           0.05      0.57      0.05        0.57

            Diluted earnings
             per share             $0.58     $1.27     $0.93       $2.24

                                MUELLER INDUSTRIES, INC.
                         CONDENSED CONSOLIDATED BALANCE SHEETS
                                     (In thousands)

                                                September 27,     December 28,
                                                     2003              2002
                                                           (Unaudited)
          ASSETS
          Cash and cash equivalents                 $219,280         $217,601
          Accounts receivable, net                   162,352          132,427
          Inventories                                145,433          142,953
          Other current assets                        11,131            7,366
              Total current assets                   538,196          500,347

          Property, plant, and equipment,
           net                                       349,007          352,469
          Other assets                               140,250          135,131

                                                  $1,027,453         $987,947

          LIABILITIES AND STOCKHOLDERS'
           EQUITY
          Current portion of long-term
           debt                                       $3,711           $4,161
          Accounts payable                            37,326           41,004
          Other current liabilities                   64,718           61,186
              Total current liabilities              105,755          106,351

          Long-term debt                              11,486           14,005
          Other noncurrent liabilities               116,416          113,647

              Total liabilities                      233,657          234,003

          Minority interest in
           subsidiaries                                  248              421

          Stockholders' equity                       793,548          753,523

                                                  $1,027,453         $987,947

                             MUELLER INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (In thousands)

                                                 For the Nine Months Ended
                                               September 27,     September 28,
                                                    2003              2002
                                                          (Unaudited)
    Operating activities:
    Net income from continuing operations          $33,176           $62,403
    Reconciliation of net income from
     continuing operations to net cash provided
     by operating activities:
          Depreciation and amortization             29,239            27,516
          Deferred income taxes                     (1,295)           10,870
          Loss (gain) on disposal of
           properties                                  349              (880)
          Minority interest in
           subsidiaries, net of dividend
           paid                                       (173)               66
          Income tax benefit from exercise
           of stock options                             --            13,205
          Changes in assets and
           liabilities, net                        (27,195)          (20,135)

    Net cash provided by operating
     activities                                     34,101            93,045

    Investing activities:
    Capital expenditures                           (24,100)          (17,544)
    Acquisition of businesses                      (10,806)          (27,555)
    Proceeds from sale of discontinued
     operations                                         --            55,403
    Other, net                                       1,799             3,691

    Net cash (used in) provided by
     investing activities                          (33,107)           13,995

    Financing activities:
    Repayments of long-term debt                    (2,969)          (33,097)
    Proceeds from the sale of treasury
     stock                                             244             3,191
    Acquisition of treasury stock                       --           (14,753)

    Net cash used in financing activities           (2,725)          (44,659)

    Effect of exchange rate changes on
     cash                                            3,158               257

    Increase in cash and cash equivalents            1,427            62,638
    Cash provided by discontinued
     operations                                        252                70
    Cash and cash equivalents at the
     beginning of the period                       217,601           121,862

    Cash and cash equivalents at the end
     of the period                                $219,280          $184,570